Benjamin Moore To Be Acquired by Berkshire Hathaway
                            $37.82 Per Share Offered

         Montvale, New Jersey and Omaha, Nebraska, November 8, 2000 - Benjamin Moore & Co., (OTCBB: MBEN.OB) and Berkshire Hathaway Inc. (NYSE: BRK.A, BRK.B) announced today that they have approved and entered into a definitive Merger Agreement which calls for a cash tender offer of $37.82 per share to holders of Benjamin Moore common stock by a wholly-owned subsidiary of Berkshire Hathaway.

         The tender offer will commence no later than November 17, 2000 and will be for all of Benjamin Moore's outstanding common stock. Upon successful completion of the tender offer, the Merger Agreement calls for a merger pursuant to which the remaining shareholders will receive cash in the same amount as paid in the tender offer.

         The value of the transaction is approximately one billion dollars. Upon successful consummation of the transaction, Benjamin Moore will become a wholly owned subsidiary of Berkshire Hathaway and will continue to be headquartered in Montvale.

         The Board of Directors of Benjamin Moore has unanimously approved the Merger Agreement. In addition, shareholders who own approximately 18% of Benjamin Moore's common stock agreed to tender their shares into the tender offer. J.P. Morgan & Co. delivered a fairness opinion to the Board of Directors of Benjamin Moore.

         Richard Roob, Chairman of Benjamin Moore and Yvan Dupuy, President and Chief Executive Officer of Benjamin Moore joined in stating that "This opportunity offers the dual benefit of providing fair value for our shareholders and continuity of the company as a distinct entity. All those, past and present, who have played a part in building this company can feel proud that Warren Buffett and Berkshire Hathaway want to be associated with the name Benjamin Moore."

         Warren Buffett, Chairman of Berkshire Hathaway, said "We are extremely excited about the opportunity to add a company with such an outstanding reputation for quality and leadership in its industry to the Berkshire group."

         The tender offer is subject to certain conditions, including the tender of not less than two-thirds of Benjamin Moore's outstanding common stock, on a fully diluted basis, and the obtaining of all necessary governmental approvals. The tender offer will expire twenty business days after it is commenced, but may be extended under certain circumstances.

         Benjamin Moore, a leading manufacturer and retailer of premium paints, stains and industrial coatings, was founded in 1883. Headquartered in Montvale, New Jersey, Benjamin Moore's products are distributed throughout North America through a network of authorized dealers.


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         Berkshire Hathaway is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries.

         This press release contains forward-looking statement with respect to management's beliefs about the financial condition, results of operations and businesses of Benjamin Moore and Berkshire Hathaway in the future. These statements involve risks and uncertainties. The actual outcome could differ materially from that contemplated by such statements. Factors that could cause or contribute to such differences could include, but are not limited to, general business conditions, strength of retail economy and growth in the coatings industry, unusual weather conditions and competition in the coatings business, as well as other risks detailed herein and in Benjamin Moore reports filed with the Securities and Exchange Commission ("SEC").

         Benjamin Moore shareholders are advised to read the tender offer statement regarding the acquisition of Benjamin Moore referenced in this news release, which will be filed by Berkshire Hathaway and B Acquisition with the SEC, and the related solicitation/recommendation statement which will be filed by Benjamin Moore with the SEC. The tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the solicitation/recommendation statement will contain important information which should be read carefully before any decision is made with respect to this offer. These documents will be made available to all shareholders of Benjamin Moore at no expense to them. These documents also will be available at no charge at the SEC's web site, www.sec.gov.

FOR FURTHER INFORMATION PLEASE CONTACT:

Berkshire Hathaway:     Marc Hamburg
                        (402) 346-1400

Benjamin Moore:         Eileen McComb
                        (201) 573-6620

Hill and Knowlton:      Marisa Jacobs
                        (212) 885-0390


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